Exhibit 107
CALCULATION OF FILING FEE TABLES
Form 424B3
(Form Type)
SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(o) and Rule 457(r)	62,727,272	$27.50	$1,724,999,980.00	$0.0001381	$238,222.50
		Total Offering Amounts				$1,724,999,980.00		$238,222.50
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$238,222.50

(1)The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-289046 filed on July 29, 2025.
(2)Assumes exercise in full of the underwriters’ option to purchase 8,181,818 additional shares.